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EXHIBIT 1



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                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                 s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 2000
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          January 21, 2004.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on January 22, 2004 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          Pursuant to an agreement (the "Letter Agreement") dated January 8, 2004 between Breakwater Resources Ltd. (the "Corporation") and GMP Securities Ltd. ("GMP") on behalf of an underwriting syndicate consisting of GMP, Canaccord Capital Corporation, Dundee Securities Corporation, Haywood Securities Inc., McFarlane Gordon Inc. and Maison Placements Canada Inc. (collectively the "Underwriters"), the Corporation has agreed to issue and sell, and the Underwriters have agreed to purchase, on a bought deal basis, 28,571,429 units ("Units") of the Corporation at a price of $0.70 per Unit (the "Offering Price") for aggregate gross proceeds to the Corporation of $20,000,000.30. Each Unit consists of one common share of the Corporation (a "Common Share") and one-half of one warrant of the Corporation (each whole warrant a "Warrant"). Each Warrant entitles the holder thereof to purchase one Common Share at a price of $1.00 for a period of five years following the date of the closing of the transaction.

          In addition, the Corporation granted to the Underwriters an option (the "Underwriters' Option") exercisable, in whole or in part, prior to the closing of the transaction, to purchase up to an additional 28,571,429 Units at the Offering Price.

          On January 21, 2004 the Underwriters exercised the Underwriters' Option. The aggregate gross proceeds of the offering, including the option, will be $40 million.

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          The Corporation plans to use the net proceeds of the transaction for the development of the Langlois mine in Quebec, debt repayment, working capital and general corporate purposes including in connection with corporate transactions.

          The Corporation and the Underwriters have agreed to close the transaction on January 28, 2004, subject to certain conditions.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          Pursuant to the Letter Agreement dated January 8, 2004 between the Corporation and the Underwriters, the Corporation has agreed to issue and sell, and the Underwriters have agreed to purchase, on a bought deal basis, 28,571,429 Units of the Corporation at the Offering Price, being $0.70 per Unit, for aggregate gross proceeds to the Corporation of $20,000,000.30. Each Unit consists of one Common Share and one-half of one Warrant. Each Warrant entitles the holder thereof to purchase one Common Share at a price of $1.00 for a period of five years following the date of the closing of the transaction.

          In addition, the Corporation granted to the Underwriters an Underwriters' Option exercisable, in whole or in part, prior to the closing of the transaction, to purchase up to an additional 28,571,429 Units at the Offering Price.

          On January 21, 2004 the Underwriters exercised the Underwriters' Option. The aggregate gross proceeds of the offering, including the option, will be $40 million.

          The Corporation plans to use the net proceeds of the transaction for the development of the Langlois mine in Quebec, debt repayment, working capital and general corporate purposes including in connection with corporate transactions.

          The Corporation and the Underwriters have agreed to close the transaction on January 28, 2004, subject to certain conditions.

          The Common Shares and Warrants comprising the Units to be issued under this transaction will be offered by way of a short form prospectus in all of the provinces in Canada and in the United States on a private placement basis pursuant to an exemption from the registration requirements of the UNITED STATES SECURITIES ACT OF 1933, as amended.

          In consideration for their services in connection with this transaction, the Corporation has agreed to pay the Underwriters a fee of 6 percent of the gross proceeds raised under this transaction. In the event that the Underwriters' Option is exercised in full, the total gross proceeds will be $40,000,000.60, the Underwriters' fee will be $2,400,000.04 and the net proceeds to the Corporation, prior to deducting the expenses of the transaction, will be $37,600,000.56.

          This material change report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of the Units in any State in which such offer, solicitation or sale would be unlawful. The Common Shares and Warrants comprising the Units have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption form the registration requirements.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

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ITEM 7.   OMITTED INFORMATION:

          Not applicable.

ITEM 8.   SENIOR OFFICERS:

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

ITEM 9. - STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 29th day of January, 2004.


                                                "E. Ann Wilkinson" (signed)

                                                --------------------------------
                                                E. Ann Wilkinson
                                                Corporate Secretary
                                                Breakwater Resources Ltd.